Exhibit 10.10
SELECTIVE INSURANCE GROUP, INC.
NON-EMPLOYEE DIRECTORS’ COMPENSATION AND DEFERRAL PLAN

As Amended and Restated Effective as of May 1, 2014

1.	Establishment, Purpose and Restatement.

Selective Insurance Group, Inc. (the “Company”) established this Selective Insurance Group, Inc. Non-Employee Directors’ Compensation and Deferral Plan (the “Plan”) (formerly, the “Selective Insurance Group, Inc. Non-Employee Directors’ Deferred Compensation Plan”) effective as of May 1, 2010. The Plan is designed to permit non-employee directors of the Company to elect from year to year: (i) to receive their annual retainer in the forms of cash or Company stock; and/or (ii) to defer receipt of all or a portion of their compensation received as a non-employee director, whether payable in cash or Company stock. The Plan, as originally adopted, was intended to amend and restate, effective as of May 1, 2010, those provisions of the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan, as amended through December 31, 2008, which relate to the compensation of non-employee directors of the Company. The Company hereby amends and restates the Plan as set forth below, effective as of May 1, 2014.

2.	Definitions.

As used in the Plan, the following definitions apply to the terms indicated below:

(a)“Account” shall mean the bookkeeping Account established by the Company in the name of each Participant who has elected to defer receipt of all or a portion of his Director Compensation, and which reflects the interest of the Participant under the Plan.

(b)“Administrator” shall mean the Company’s Salary and Employee Benefits Committee, which shall consist of two or more persons appointed by the Board, each of whom shall qualify as a “nonemployee director” within the meaning of Rule 16b-3 the promulgated under the Securities Exchange Act of 1934, as amended.

(c)“Annual Retainer” shall mean the annual retainer fees payable to a Non-Employee Director for a particular calendar year.

(d)“Beneficiary” shall mean the person or persons last designated by a Participant in writing in accordance with procedures established by the Administrator to receive the Participant’s benefits under the Plan in the event of the Participant’s death. If no designated beneficiary survives the Participant, the Participant’s Beneficiary shall be the Participant’s estate.

(e)“Board” shall mean the Board of Directors of the Company.

(f)“Change in Control” shall have the meaning set forth in the Stock Plan; provided, however, that no Change in Control shall be deemed to have occurred under this Plan unless such Change in Control also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder.

(g)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(h)“Company” shall mean Selective Insurance Group, Inc., a New Jersey corporation.
(i)“Company Stock” shall mean the common stock of the Company, par value $2.00 per share.
(j)“Deferral Period” shall have the meaning set forth in Section 9.

(k)“Director Compensation” shall mean all compensation payable to a Non-Employee Director for his services as a member of the Board, including, but not limited to, the Annual Retainer, committee fees and committee chairperson fees, but excluding any awards (other than Stock Grants issued in settlement of all or a portion of a Director’s Annual Retainer) issued under the Stock Plan.

(l)“Director Payment Date” shall mean the date in each calendar quarter that is the second business day following the release of the Company’s financial results for the previous quarter or year, as applicable

(m)“Fair Market Value” shall have the meaning set forth in the Stock Plan.

(n)“Participant” shall mean a Non-Employee Director who elects to defer any portion of his Director Compensation pursuant to the Plan, and any Non-Employee Director on whose behalf an Account balance is maintained under this Plan.

(o)“Non-Employee Director” or “Director” shall mean a member of the Board who is not an employee of the Company or any Subsidiary of the Company.

(p)“Separation from Service” shall mean a Participant’s “separation from service,” as that term is defined in Section 409A(a)(2)(A)(i) of the Code and regulations of the Department of the Treasury thereunder, from the Company. For the avoidance of doubt, a Non-Employee Director who ceases to provide services as a Director of the Company and who immediately thereafter becomes an employee of the Company may incur a Separation from Service for purposes of this Plan, to the extent set forth in Section 409A and the regulations thereunder.

(q)“Specified Employee” shall mean a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i) and Treasury Regulations Section 1.409A-1(i), of the Company. The determination of whether a Participant is a Specified Employee shall be made by the Administrator from time to time.

(r)“Stock Grant” shall have the meaning set forth in the Stock Plan.

(s)“Stock Plan” shall mean the Selective Insurance Group, Inc. 2014 Omnibus Stock Plan, as amended from time to time.

(t)“Subsidiary” shall mean a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

(u)“Plan” shall mean this Selective Insurance Group, Inc. Non-Employee Directors’ Compensation and Deferral Plan, As Amended and Restated Effective as of May 1, 2014, as it may be further amended from time to time.

3.	Election of Form of Payment of Annual Retainer.

(a)Annual Election. Each Non-Employee Director’s Annual Retainer shall be paid, at the election of the Non-Employee Director, in: (i) shares of Company Stock; (ii) cash; or (iii) a combination thereof; provided, however that the Administrator may limit, with respect to any year, the percentage of the Annual Retainer that a Director may elect to be paid in Company Stock or in cash. Each Non-Employee Director may elect, on or before December 20 of each year, to receive his Annual Retainer payable during the next succeeding calendar year in cash or shares of Company Stock. The election made pursuant to this Section 3(a) shall be irrevocable for the calendar year for which the election is made, and shall apply to each calendar year thereafter until the Non-Employee Director, on or before December 20 of the immediately preceding calendar year, makes a different election for the next succeeding calendar year, which election shall continue in effect until a different election is made in the manner provided in the Plan; provided, however, that any such election shall be subject to any limit imposed by the Administrator on the maximum percentage of a Director’s Annual Retainer that is payable in shares of Company Stock or in cash in any year.

(b)Payment of Annual Retainer in Common Stock. The number of shares of Company Stock to be issued to each Non-Employee Director pursuant to this Section 3 shall be determined on each Director Payment Date. On each Director Payment Date, each Non-Employee Director shall become entitled to receive that number of shares of Company Stock that is determined by dividing one fourth of the amount of the Director’s Annual Retainer for the calendar year that the Non-Employee Director has elected to be paid in Company Stock by the Fair Market Value of one share of Company Stock as of the Director Payment Date. Any fractional shares resulting from such calculation shall be rounded up to the nearest whole number of shares. Except to the extent the Non-Employee Director has elected to defer receipt of any portion of the Annual Retainer to be paid in Company Stock, such shares of Common Stock shall be issued to the Non-Employee Director on or before the earlier of the 90th day following the applicable Director Payment Date and the last day of the calendar year in which the Director Payment Date falls.

(c)Payment of Annual Retainer in Cash. On each Director Payment Date, each Non-Employee Director shall become entitled to receive a cash payment equal to one fourth of the amount of the Director’s Annual Retainer for the calendar year that the Non-Employee Director has elected to be paid in cash. Except to the extent the Non-Employee Director has elected to defer receipt of any portion of the Annual Retainer to be paid in cash, such cash shall be paid to the Non-Employee Director on or before the earlier of the 90th day following the applicable Director Payment Date and the last day of the calendar year in which the Director Payment Date falls.

(d)New Non-Employee Directors. Any person who becomes a Non-Employee Director after a Director Payment Date and before the next succeeding Director Payment Date in any year, whether by appointment or election as a member of the Board or by ceasing to be an employee of the Company or a Subsidiary, shall receive, in cash or in Company Stock, as determined by the Administrator, a pro-rata amount of such Non-Employee Director’s Annual Retainer until the next Director Payment Date. Such pro rata amount of the Annual Retainer shall be determined by multiplying the amount of the Non-Employee Director’s annualized Annual Retainer for the year by a fraction, the numerator of which shall be the number of days remaining from the date of election or appointment until the next succeeding Director Payment Date, and the denominator of which shall be 365. Within thirty (30) days of becoming a

Non-Employee Director, such person may make an election under Section 3(a) to receive the remainder of the year’s Annual Retainer in cash or in shares of Company Stock.
(e)Book Entry. Shares of Company Stock issued hereunder shall be issued in book entry form in the name of or for the account of the Participant or other person entitled to receive such shares in accordance with the terms of the Stock Plan.

(f)Non-Employee Director Compensation Other Than Annual Retainer. Any Director Compensation to be received by a Non-Employee Director with respect to his services on the Board other than the Annual Retainer shall be paid in cash.

4.	Deferral of Receipt of Director Compensation.

(a)Initial Election to Defer. A Non-Employee Director may irrevocably elect, on or before December 20 of the year prior to the year in which Director Compensation will be earned, to defer the issuance and receipt of shares of Company Stock and cash (if any) payable in respect of such Director Compensation. Any such election shall be irrevocable for the calendar year for which the election is made and shall apply to each calendar year thereafter unless the Non-Employee Director, on or before December 20 of the immediately preceding calendar year, makes a different election for the next succeeding calendar year, which election shall continue in effect until a different election is made in the manner provided in the Plan; provided, however, that the Administrator may change, from time to time, the percentage of the Annual Retainer that a Director may elect to pay in Company Stock or cash.

(b)Deferral Period. A Non-Employee Director who makes a deferral election under paragraph (a) may elect to defer issuance of shares of Company Stock and/or payment of cash until: (i) a specified date or dates in the future; (ii) the Non-Employee Director’s attainment of age 70; or (iii) the Non-Employee Director’s Separation from Service. To the extent a Non-Employee Director has an outstanding deferral election subject to Section 409A of the Code made pursuant to the Non-Employee Director provisions of the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan prior to May 1, 2010, and which defers Director Compensation until the termination of such Director’s services as a Non-Employee Director, the deferral election shall be deemed to defer the Non-Employee Director’s Director Compensation until such Director’s Separation from Service.

(c)First Year of Eligibility. Notwithstanding anything in this Section 4 to the contrary, an individual who first becomes a Non-Employee Director on or after the first day of a calendar year may, on or before the thirtieth (30th) day after the date on which he first becomes a Non-Employee Director, make an election under this Section 4 with respect to Director Compensation earned in the same calendar year for services performed after the date of the election. Any such election with respect to the Director’s Annual Retainer or other Director Compensation that is earned based upon a performance period of a year may apply only to that pro rata portion of such Annual Retainer or other such Director Compensation that is determined by multiplying the Director’s total Annual Retainer or other such Director Compensation payable for the year by a fraction, the numerator of which is the number of days in the year remaining after the election, and the denominator of which is the number of days in the year following the date on which he first become a Non-Employee Director.

(d)Acceleration of Payment Upon Death. Notwithstanding anything in this Section 4 or in Sections 5 and 6 to the contrary, with respect to Director Compensation earned on or after January 1, 2011, upon the death of a Participant at any time, all shares of Company Stock and cash, if any, deferred by the Participant under the Plan, plus any cash dividend equivalents and accrued interest, shall be issued or paid to the Participant’s Beneficiary on the sixtieth (60th) day following the Participant’s death.

5.	Form of Payment.

At the time of making an initial deferral election pursuant to Section 4 with respect to Director Compensation to be earned in a calendar year, a Participant may elect to receive shares of Company Stock and cash, the issuance of which is deferred hereunder, and any cash dividends on shares of Company Stock, the issuance of which is deferred hereunder, in either: (i) a lump sum; or (ii) subject to Section 6, up to five (5) equal (or as nearly equal as possible) annual installments, on, or commencing on, the selected date(s) set forth in Section 4(b). Payments from a Participant’s Account shall be made in accordance with any administrative rules established by the Administrator from time to time.

6.	Effect of Change in Control.
In the event of a Change in Control, notwithstanding a Participant’s deferral election under Sections 4, 5 and 7, if the Participant incurs a Separation from Service within two (2) years after the Change in Control, then all shares of Company Stock and cash (if any) deferred under the Plan, plus any cash dividend equivalents and accrued interest, shall be issued or paid on the first day of the month following the Participant’s Separation from Service.

7.	Election Changes.

A Participant may change the time of a lump sum payment or the time of an installment payment of Director Compensation that has been deferred pursuant to Section 4 by written notice to the Administrator, provided that: (i) the notice is received not later than one (1) year prior to the date the payment is scheduled to be made; (ii) the notice must defer the time that payment is made for at least five (5) years from the originally scheduled payment date; and (iii) the change may not take effect until at least twelve (12) months after the date on which the election is made.

8.	Accounts.

An Account shall be established on the books and records of the Company for each Participant who elects to defer the receipt of shares of Company Stock and/or cash under the Plan. All shares of Company Stock and cash deferred by a Participant shall be credited to the Participant’s Account as of the date on which such Company Stock or cash would have been issued or paid to the Non-Employee Director absent an election to defer.

9.	Dividends and Interest.
(a)Dividend Equivalents. In the event that cash dividends on shares of Company Stock, the issuance of which is deferred by a Participant hereunder, are declared and paid during the period commencing on the date such shares would have been issued but for such deferral and terminating on the date of issuance of such shares of Company Stock (the “Deferral Period”), an amount equal to the amount of such dividends shall be credited to the Participant's Account as and when such dividends are paid by the Company as if such shares of Company Stock had been issued and outstanding during the Deferral Period. The Company shall pay the Participant on the date such Participant's deferred shares of Company Stock are actually issued an amount in cash equal to the amount of cash dividends paid on such shares of Company Stock, on a cumulative basis, plus interest thereon, if any, pursuant to paragraph (b) of this Section 9.

(b)Crediting of Notional Interest. The cash portion of each Participant’s Account, including any Director Compensation that is paid in cash, and any dividend equivalents credited to the Participant’s Account pursuant to paragraph (a), shall be credited with notional interest on December 31 of each year (if on such date there is a balance in the Account). With respect to Director Compensation earned in 2010 and prior years and credited to an Account, such notional interest shall be equal to the amount of interest, if any, which would have been earned on the average cash balance in the Participant's Account for the year at an annual rate of interest equal to the average two-year United States Treasury Note rate for the year. With respect to Director Compensation earned in 2011 and subsequent years and credited to an Account, such notional interest shall be equal to the amount of interest, if any, which would have been earned on the average cash balance in the Participant's Account for the year at such annual rate of interest as may be determined by the Administrator from time to time. If amounts credited to a Participant's Account are distributed prior to any such December 31, notional interest on such distributed amounts shall be credited to such Account calculated from the beginning of the year to the date of the distribution.

(c)Payment of Cash. All cash dividends paid on deferred shares of Company Stock and interest thereon, and all interest on deferred Director Compensation that is paid in cash, shall be paid to the Participant at the same time and in the same form as the underlying deferred Director Compensation.

10.	Account Statements.
An annual statement will be furnished to each Participant stating the number of shares of Company Stock and the cash balance credited to the Participant's Account as of the preceding December 31.

11.	Administration.
(a)Powers of Administrator. The Administrator shall be charged with the general administration of the Plan and shall have all powers necessary or appropriate to accomplish its duties under the Plan. The Administrator shall administer the Plan in accordance with its terms. Any determination by the Administrator shall be made in its sole and absolute discretion and shall be conclusive and binding upon all persons. The powers and responsibilities of the Administrator shall include, without limitation, the following:

(i)determining all questions relating to the eligibility of a Non-Employee Director to participate in the Plan or to remain a Participant;

(ii)determining the maximum percentage of a Non-Employee Director’s Annual Retainer for a year that may be payable in shares of Company Stock or in cash;

(iii)determining the notional interest rate for adjustment of Account balances;

(iv)computing and certifying the amount and the kind of benefits to which any Participant may be entitled;

(v)establishing procedures, correcting defects, supplying information, and reconciling inconsistencies in any manner and to whatever extent is deemed necessary or advisable to carry out the purpose of this Plan;

(vi)authorizing and directing payments under the Plan;

(vii)determining all questions arising in connection with the administration, interpretation and application of the Plan;
(viii)maintaining all necessary records for the administration of the Plan;

(ix)making and publishing rules and regulations that are consistent with the terms hereof, including administrative rules with respect to payments from Participant Accounts;

(x)determining the short and long-term liquidity needs of the Plan; and

(xi)assisting any Participant regarding his rights, benefits, or elections available under the Plan.

(b)Limitation of Liability. The Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to it by any officer or other employee of the Company or any Subsidiary or affiliated entity, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. To the maximum extent permitted by law, no individual or member of any committee appointed as Administrator and no person to whom ministerial duties have been delegated shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan. The Company agrees to indemnify and hold harmless each person who serves as the Administrator or as a member of any committee acting as Administrator to the fullest extent permitted by law for all acts done in good faith and without gross negligence, including defense of all litigation, including legal fees.

12.	Amendment and Termination of the Plan.

(a)Amendment. The Company, or its delegee, may at any time make such modifications of the Plan as it shall deem advisable. All such amendments shall be in writing. Except for amendments which the Company reasonably believes necessary or appropriate to avoid adverse tax consequences to Participants, including amendments designed to avoid the penalties and interest imposed by Section 409A of the Code, no amendment of the Plan may adversely affect the rights of a Participant with an Account balance under the Plan without the consent of the Participant.

(b)Termination. Notwithstanding anything in the Plan to the contrary, subject to the terms of Section 409A of the Code, the Company may suspend, freeze or terminate the Plan at any time in its sole discretion by written action of the Company or its delegee.

13.	General Provisions.

(a)    Issuance of Shares of Common Stock under the Stock Plan. All shares of Company Stock issuable under the Plan shall be issued under the Stock Plan as Stock Grants, as such term is defined in the Stock Plan.

(b)    Nontransferability. The right to receive the shares of Company Stock and cash deferred hereunder, amounts of cash dividends, and interest thereon, if any, described in this Plan shall not be transferable, except by will or the laws of descent and distribution.

(c)Unfunded Status of Plan and Accounts. Nothing contained in this Plan shall be deemed to create a trust of any kind or create any fiduciary relationship between any Participant and the

Company. All Account balances and all funds payable in respect of cash, dividends on shares of Company Stock, and interest thereon, if any, under this Plan shall continue for all purposes to be a part of the general funds of the Company and shall not be specifically set aside or otherwise segregated. The obligation of the Company to issue and deliver shares of Company Stock under this Plan shall be a general unfunded contractual obligation of the Company. To the extent that a Participant acquires a right to receive payments from the Company and shares of Company Stock from the Company under the Plan, such rights shall be no greater than the rights of any unsecured general creditor of the Company and such rights shall be an unsecured claim against the general assets of the Company.

(d)Effective Date. This Plan, as hereby amended and restated, shall be effective as of May 1, 2014, and shall apply to all Non-Employee Directors who provide services to the Company on or after May 1, 2014, or who, as of May 1, 2014, have any balance standing to their credit in a Director Compensation deferred compensation account under the Stock Plan or the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan, as amended.

(e)Code Section 409A. All payments of Director Compensation under this Plan, whether or not deferred hereunder, are intended to be exempt from, or to comply with, the provisions of Section 409A of the Code, and the Plan shall be administered and interpreted in accordance with such intention. For purposes of Code Section 409A, each installment payment made pursuant to a Participant’s election under Sections 4, 5 or 7 shall be deemed a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2). Notwithstanding anything in this Plan to the contrary, except where a Participant incurs a Separation from Service by reason of death, no distribution of a Participant’s Account shall be made upon the Participant’s Separation from Service if he is a Specified Employee as of the date of his Separation from Service until the first business day of the seventh month after the date of the Specified Employee’s Separation from Service (or, if earlier, upon the date of his death). On such date, any amounts that would otherwise have been paid to the Participant during the period between the Participant’s Separation from Service and such date shall be aggregated and, after adjustment pursuant to Section 9 for dividend equivalents and notional interest during the period of the delay, shall be paid in full to the Participant, and any succeeding payments shall continue as scheduled.

(f)Receipt and Release. Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall be in full satisfaction of all claims for the compensation deferred and relating to the Participant’s Account against the Company, all of its affiliates, their respective boards of directors, officers, employees, and the Administrator, and the Administrator may require such Participant or Beneficiary, as a condition to such payments, to execute a receipt and release to such effect.

(g)Compliance. A Participant in the Plan shall have no right to receive payment (in any form) with respect to his Account until legal and contractual obligations of the Company relating to establishment and maintenance of the Plan and the making of such payments shall have been complied with in full. In addition, the Company shall impose such restrictions on any interest constituting a security as it may deem advisable in order to comply with the Securities Act of 1933, as amended, the requirements of NASDAQ or any applicable stock exchange or automated quotation system, any state securities laws applicable to such a transfer, any provision of the Company’s Certificate of Incorporation or By-laws, as amended, or any other law, regulation, or binding contract to which the Company is a party.

(h)Expenses and Receipts. The expenses of the Plan shall be paid by the Company.

(i)Governing Law. Except to the extent preempted by any applicable federal law, the Plan shall be construed, administered and enforced in accordance with the laws of the State of New Jersey without reference to its principles of conflict law.

(j)Tax Withholding. The Company shall have the right to deduct from amounts otherwise payable in settlement of a Participant’s Account under the Plan any sums that federal, state, local, social security or foreign tax law requires to be withheld with respect to such payment.

(k)Limitation. A Participant and his Beneficiary shall assume all risk in connection with any decrease in value of the Participant’s Account, and neither the Company nor the Administrator shall be liable or responsible therefor.

(l)Gender and Number. Where the context admits, words in the masculine gender shall include the feminine and the neuter genders, the singular shall include the plural, and the plural shall include the singular.

(m)Severability. In the event that any provision of the Plan shall be declared illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been a part of the Plan.

(n)Required Notification to Administrator. Each Participant or his Beneficiary entitled to payments hereunder shall file with the Administrator from time to time in writing his post office address and each change of post office address. Any check representing payment hereunder and any communication addressed to a Participant or his Beneficiary at the last address filed with the Administrator, or, if no such address has been filed, then at his last address as indicated on the records of the Company, shall be binding on such person for all purposes of the Plan.

(o)Facility of Payment. Whenever and as often as any person entitled to payments hereunder shall be under a legal disability, or in the sole judgment of the Administrator shall otherwise be unable to apply such payments to his own best interest and advantage, the Administrator, in the exercise of its discretion, may, but is not required to, direct all or any portion of such payments to be made in any one or more of the following ways:

(i)directly to such person;

(ii)to his legal curator, guardian, or conservator, or other court-appointed or court-recognized representatives; or

(iii)to his spouse, to another member of his family, or to any other person, to be expended for his benefit.

(p)Notices and Other Communications. Except as determined by the Administrator with respect to elections, any notice or other communication to be provided under any provision of the Plan shall be in writing and shall be personally delivered, sent by overnight courier, sent by facsimile transmission, or mailed by first class, registered or certified mail, postage prepaid, return receipt requested. Any such notice shall be deemed to have been duly given if personally delivered when delivered, if mailed five days after mailing, if sent by facsimile when confirmed, and if sent by overnight courier one business day after delivery to such courier. All notices to be given to the Company or to the

Administrator shall be addressed to the Company or Administrator at the Company’s principal office in care of the Company’s Corporate Secretary, or at such other address(es) as the Company or the Administrator may designate by like notice. All notices to be given to a Participant (or a Beneficiary) shall be addressed to the Participant at the most recent address filed by the Participant with the Administrator, or, if no such address has been filed, then at his last address as indicated on the records of the Company. Any notice to be provided to a Participant (or a Beneficiary) may also be sent to the Participant’s (or Beneficiary’s) electronic address as last known by the Company or such other electronic address as the Participant (or Beneficiary) may designate in writing to the Company, and shall be deemed to have been duly given when sent.

IN WITNESS WHEREOF, this Selective Insurance Group, Inc. Non-Employee Directors’ Compensation and Deferral Plan, As Amended and Restated Effective as of May 1, 2014, has been duly executed on this 24th day of April, 2014.
SELECTIVE INSURANCE GROUP, INC.

By:	/s/ Michael H. Lanza
Name:	Michael H. Lanza
Title:	Executive Vice President and
General Counsel